Exhibit 99.1

Neurobiological Technologies, Inc. Appoints Vice President and CFO

RICHMOND, Calif., Nov. 18 — Neurobiological Technologies, Inc. (Nasdaq: NTII), a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates, today announced that it has appointed Jonathan R. Wolter as its vice president and Chief Financial Officer effective December 15, 2004.

Wolter, age 54, has been a financial consultant to NTI for the past five months, and has assisted with the company’s SEC reporting and Sarbanes-Oxley compliance implementation. He brings over twenty-nine years of public company and CPA financial experience to his new position.

Mr. Wolter has extensive experience with public companies and public accounting. He has most recently consulted with several public companies. Previously, he worked for BearingPoint, Inc. (formerly KPMG Consulting), where he was first CFO of its Latin America Region and was promoted to International Controller. Prior to that, he held vice president and CFO positions for Tom Sawyer Software Corporation, Bindco Corporation and Tanon Manufacturing. Upon the merger of Tanon Manufacturing and Electronic Associates, he was appointed CFO of Electronic Associates. Mr. Wolter also held senior financial positions at Exponent, Inc., First Republic Bancorp, and was a senior audit manager at Arthur Andersen & Co. He holds a BS degree in Business Administration from the University of California, Berkeley, and is a Certified Public Accountant.

Paul Freiman, president and CEO of NTI, said, “Jonathan and I have worked closely together over the past five months and he has made some important contributions to our company. His expertise in SEC compliance, as well as his in-depth knowledge of operations controls, liquidity management, planning and M&A activities, will be important to NTI as we continue to implement our growth plans.”

Wolter said, “In the last five months, I have grown very familiar with the business and operations of NTI. The company’s therapeutic candidates for neurological conditions offer potential relief from some of the most debilitating conditions patients can face. The potential of these therapies from a medical perspective can only be realized if the business plan supporting them is cogent, focused and executed properly. I am confident that NTI has such a plan, and I look forward to playing my part in implementing it.”

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates. The company is focused on therapies for neurological conditions that occur in connection with dementia, Alzheimer’s disease, ischemic stroke, neuropathic pain, and brain cancer.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including executing on our business plan and integrating new members of our management team, as well as other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward- looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.